EXHIBIT 99.1
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SUTRON CORPORATION REPORTS FOURTH QUARTER 2005 RESULTS

MARCH 6, 2006, STERLING, VA...Sutron Corporation (NASDAQ: STRN), a leading provider of hydrological and meteorological monitoring products, systems and services, today reported financial results for the quarter ended December 31, 2005.

FINANCIAL HIGHLIGHTS

FOR THE FOURTH QUARTER ENDED DECEMBER 31, 2005:

--Revenue was up 20% to $4,869,994 from $4,063,913 in the fourth quarter of 2004.

--Net income was up 84% to $675,782 from $366,727 in the fourth quarter of 2004.

--Earnings per share were $0.16 versus $0.09 per share during the fourth quarter of 2004.

--Gross margin was 42% versus 38% in 2004.

"We are pleased to report record revenues and net income for the fourth quarter of 2005" said Raul McQuivey, Sutron's Chairman and Chief Executive Officer. "We were also pleased to be awarded two international contracts in the fourth quarter of 2005 that totaled approximately $6,067,600. Both contracts are with customers in India and we worked diligently with these customers throughout the year to address technical issues and to negotiate price. The Company had projected receiving both awards earlier in 2005 which, if that had occurred, would have improved the 2005 twelve month operating results. The timing of both contract awards, however, was in late 2005 and our 2006 results should benefit from these two contracts, as the Company will enter 2006 with a backlog of approximately $11 million of which approximately $8 million is anticipated to be shipped in 2006."

"Total customer orders, including the above-mentioned India contracts, for the fourth quarter 2005 were up 209% to $8,894,665 from $2,881,014 in 2004. These contracts enabled the Company to set a new annual record in 2005 for customer orders in the amount of $20,900,230 as compared with the previous record of $17,904,800 in 2004. We are excited about our prospects in 2006 and we anticipate additional opportunities in India as well as in other countries due to, among other things, increased governmental spending on hydrometeorological monitoring and data collection."

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2005:

--Revenue was down 7.5% to $15,434,254 from $16,678,888 in 2004.

--Net income was down 23% to $1,470,294 versus net income of $1,901,962 in 2004.

--Earnings per share were $0.34 versus earnings of $0.44 per share in 2004.

--Gross margin was 40.9% versus 38.5% in 2004.

OTHER Q4 2005 HIGHLIGHTS Among other Q4 2005 highlights, Sutron:

--Signed a contract with the Government of India's Central Water Commission
(CWC) in the amount of $4,556,000 for the Supply, Installation, Testing, Commissioning and Maintenance of a Real-Time Data Acquisition Network Consisting of 168 Hydro-Met Stations and for 12 CWC Modeling Centers including Hardware, Software and Peripherals. The contract amount also includes approximately $800,000 to cover maintenance support for a four year period after the two-year warranty period has expired.

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--Received a $1,511,594 irrevocable Letter of Credit (LOC) from the India
Meteorological Department for the procurement of 100 Automatic Weather Stations with Sensors and Establishment of an Earth Station in Pune, India.

--Was awarded contracts from the South Florida Water Management District (SFWMD), totaling $1,000,798. The contracts primarily require Sutron to provide maintenance of Motorola MOSCAD control systems throughout the 16-county area in Florida that comprises SFWMD's jurisdiction.

--Received a purchase order from the US Geological Survey's Hydrologic Instrumentation Facility (HIF) in the amount of $433,380 for SatLink2 Satellite Transmitter/Loggers and Water Level Sensors.

THIS RELEASE INCLUDES FORWARD-LOOKING STATEMENTS REGARDING OUR EXPECTED FUTURE FINANCIAL POSITION, RESULTS OF OPERATIONS, CASH FLOWS, FINANCING PLANS, BUSINESS STRATEGY, PRODUCTS AND SERVICES, COMPETITIVE POSITIONS, GROWTH OPPORTUNITIES, PLANS AND OBJECTIVES OF MANAGEMENT FOR FUTURE OPERATIONS, AS WELL AS STATEMENTS THAT INCLUDE WORDS SUCH AS "ANTICIPATE," "IF," "BELIEVE," "PLAN," "ESTIMATE," "EXPECT," "INTEND," "MAY," "SHOULD" AND OTHER SIMILAR EXPRESSIONS ARE FORWARD-LOOKING STATEMENTS. ALL FORWARD-LOOKING STATEMENTS INVOLVE RISKS, UNCERTAINTIES AND CONTINGENCIES WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE, OR ACHIEVEMENTS TO DIFFER MATERIALLY FROM ANTICIPATED RESULTS, PERFORMANCE, OR ACHIEVEMENTS. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS INCLUDE THOSE SET FORTH IN OUR FILINGS WITH THE SEC, INCLUDING THE DISCLOSURE UNDER THE HEADING "BUSINESS" AND "MANAGEMENT'S DISCUSSION AND ANALYSIS" IN THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB/A FILED ON JUNE 15, 2005. WE ARE UNDER NO OBLIGATION TO UPDATE OR ALTER OUR FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.